Exhibit 10.2

Corporate Human Resources Procedures and Guidelines

2010 Short-Term Incentive Plan

Purpose

As a means of special recognition for the contribution of employees toward the success of the Company, an incentive plan has been instituted for the second half of 2010. It is designed to link a portion of the employees’ total compensation to the attainment of specific, measurable and bottom-line oriented financial performance indicators.

Eligibility

The employee’s role and level of responsibilities as well as the job grade determine eligibility for the 2010 Short-Term Incentive Plan (STIP). The STIP applies to all non-unionized, regular, employees of the Company in grades 25 and above.

Scope

The STIP forms just one part of the Company’s total compensation program, which generally consists of base salary, a cash incentive plan such as the STIP and other employee benefits (ex: medical coverage, group life insurance, retirement benefits).

The STIP relates to the achievement of performance goals over the period from July 1, 2010 to December 31, 2010.

The Company reserves the right to modify, suspend or continue promoting the STIP at any time, and to adopt, modify, suspend or continue promoting an annual incentive plan for any given year or subsequent years. Eligibility for or receipt of incentive pay should not be considered as automatic, retroactive or precedent based.

Plan Design

The amount of incentive a participant is eligible to receive is expressed as a percentage of the employee’s base salary as at December 31, 2010 (after giving effect to the Company-wide salary reduction program implemented in connection with the Company’s emergence from creditor protection) as determined by his or her grade level. The threshold, target and maximum incentive payouts to participants under the STIP, expressed as a percentage of the reduced base salary levels, are as follows:

	Threshold	Target	Maximum
CEO and Direct Reports (Grades 43-46)	25%	50%	75%
Grades 40-42	15%	30%	45%
Grades 29-32	12.5%	25%	37.5%
Grades 26-28	8.75%	17.5%	26.25%
Grades 25	5%	10%	15%

This document is issued for guidance and information. It should not be constructed as creating any obligation on the part of AbitibiBowater. AbitibiBowater reserves the right to modify this document at any time.	1

Corporate Human Resources Procedures and Guidelines

Plan Payout Calculations

Payout potential for the STIP is based on Operating Profit (EBITDA) results, for the period from July 1, 2010 through December 31, 2010 compared with the EBITDA forecast for this performance period. The design provides for the calculation factors to apply as follows to participant categories:

	Operating Profit Payout Schedule
	Threshold	Target	Maximum
	50%	100%	150%
EBITDA	$200 million	$273 million	$346 million

The threshold and maximum performance EBITDA levels and related percentages noted above are subject to ratification by the Board of Directors of the Company (the “Board”) post-emergence.

Payment

The Board, upon recommendation of the Human Resources and Compensation/ Nominating and Governance Committee of the Board (the “Committee”) will approve actual achievement of the performance measures, incentive payout amounts for the Chief Executive Officer and his direct reports in grades 43 and above, as well as the maximum amount that can be paid for all incentive awards under the STIP based on actual achievement before payments are made. Subject to approval of incentive payouts by the Board, it is intended that a lump sum payment will be made in cash no later than March 15, 2011.

The Board has the right to eliminate or reduce any or all incentive payout awards despite achievement of performance measures even if such decision is made after the performance period. The Board may alter, amend or terminate the STIP at any time.

Administrative Guidelines

Incentive payouts are within the complete and sole discretion of the Company. With respect to any employee, the Board, upon recommendation of the Committee, or the Company, as applicable, reserves the right to reduce, or even cancel, the incentive payment in the event an employee has demonstrated a lower level of performance than expected, whether or not the performance levels set forth above have been met.

New Hires

An employee hired into a regular position at an eligible grade level after October 1, 2010 is not eligible to participate in the STIP.

This document is issued for guidance and information. It should not be constructed as creating any obligation on the part of AbitibiBowater. AbitibiBowater reserves the right to modify this document at any time.	2

Corporate Human Resources Procedures and Guidelines

Promotion or Status Changes after October 1, 2010

•

If an employee is promoted into one of the eligible grade levels during the performance period, the employee will be eligible to participate pro rata for time spent during the performance period in that grade.

•

If an employee is promoted to a position covered by a grade level with higher payout levels during the performance period, the individual’s salary and position for any incentive payout calculation will be prorated for time spent during the performance period in respective positions.

•

If an employee’s status changes from temporary to regular during the performance period and is at an eligible grade level, the employee will be eligible to participate for the period spent as a regular employee and any incentive payout calculation will be prorated for time spent as a regular employee.

Termination

•

An employee who elects to retire, is involuntarily terminated for reasons other than cause, or who dies during the performance period will be entitled to receive a prorata amount of an incentive payout, based on actual achievement, if and when the Board approves the incentive payouts and does not otherwise cancel payment.

•

An employee who voluntarily resigns from the Company during the performance period (inclusive) will forfeit his or her award under the STIP. If an employee voluntarily resigns from the Company after the performance period, the employee will be entitled to receive an incentive payout if and when the Board approves the incentive payouts and does not otherwise cancel payout.

•

An employee who is terminated for cause, as determined by the Company or his specific employer, in their discretion, whether during the performance period or after the performance period but before actual payouts, will forfeit his or her award under the STIP.

Other leaves

•	Maternity/parental/adoption leave: The length of the leave is not included in the calculation of any incentive payout.

•	Leave without pay: Any incentive is calculated on a prorated basis based on number of months actively at work during the performance period.

•	Short-term absence due to illness: The length of the absence is included in the calculation of any incentive if it is a bona fide absence as mentioned in the disability medical leave procedure.

•	Long-term absence due to illness (time on long-term disability): The length of the absence is not included in the calculation of any incentive payout.

This document is issued for guidance and information. It should not be constructed as creating any obligation on the part of AbitibiBowater. AbitibiBowater reserves the right to modify this document at any time.	3

Corporate Human Resources Procedures and Guidelines

Discretionary Plan

The adoption and maintenance of the STIP shall not be deemed to constitute a contract of employment, express or implied, between the Company, any other subsidiary and any employee. Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of the Company or its subsidiaries or to interfere with the right of the Company or its subsidiaries to discharge any employee at any time.

Approved by:

/s/ David J. Paterson
David J. Paterson President and Chief Executive Officer	Date: November 29, 2010

This document is issued for guidance and information. It should not be constructed as creating any obligation on the part of AbitibiBowater. AbitibiBowater reserves the right to modify this document at any time.	4